UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015 (May 12, 2015)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 East Park Drive, Second Floor Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2015, AAC Holdings, Inc., a Nevada corporation (the “Company”), through American Addiction Centers, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“AAC”), and Oxford Treatment Center, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Company (the “Buyer”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with The Oxford Centre, Inc., a Mississippi corporation (“Seller”), and River Road Management, LLC, a Mississippi limited liability company (“RRM”), pursuant to which Buyer agrees to acquire substantially all of the assets of Seller and assume certain specified liabilities of Seller and to acquire certain real property from RRM. Seller is a Mississippi-based provider of substance abuse treatment services, including a 76-bed residential facility in Etta, Mississippi. The aggregate purchase price payable by the Buyer under the Purchase Agreement is $35.0 million in cash.

The Purchase Agreement contains customary representations, warranties and covenants by the parties to such agreement as well as customary indemnification provisions and termination rights for the parties. The closing is expected to occur in the second half of 2015 and is subject to certain closing conditions, including the receipt of governmental approvals and licenses necessary to operate the business.

Item 7.01	Regulation FD Disclosure.

On May 13, 2015, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright
Chief Executive Officer and Chairman

Date: May 13, 2015

EXHIBIT INDEX

No.	Exhibit

99.1	Press Release dated May 13, 2015